Exhibit 21.1

FIRST FINANCIAL CORPORATION

SUBSIDIARIES OF THE REGISTRANT

Name Under Which Subsidiary	State of Incorporation
Does Business	or Organization

First Advisory Services, Inc.	Delaware
First Financial Information Services	Delaware
First Preference Mortgage Corp	Texas